Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 28, 2021, relating to the consolidated balance sheet of Strategic Storage Trust VI, Inc. as of February 28, 2021 which is contained in that Prospectus. We also consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 28, 2021, relating to the statement of revenues and certain operating expenses of the Phoenix Property for the period from May 11, 2020 through December 31, 2020, which is contained in that Prospectus. We further consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 15, 2021, relating to the statement of revenues and certain operating expenses of the Surprise Property for the year ended December 31, 2020, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Costa Mesa, California

December 6, 2021